EXHIBIT 24.1

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors of The Ryland Group, Inc., a Maryland corporation (“Ryland”), constitute and appoint Timothy J. Geckle and Robert J. Cunnion, III, or either of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in either of them, to sign for the undersigned in their respective names as directors of Ryland, on Ryland’s Registration Statement on Form S-8, and any amendment (including post-effective amendments) or supplement thereto, relating to the offer and sale of Common Stock of Ryland pursuant to The Ryland Group, Inc. 2011 Equity and Incentive Plan, and to sign for the undersigned in their respective names as directors of Ryland, on Ryland’s Post-Effective Amendment No. 3 to Form S-8 for The Ryland Group, Inc. 2008 Equity Incentive Plan relating to the deregistration of shares thereunder, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.  We hereby confirm all acts taken by such agents and attorneys-in-fact, or each of them, as herein authorized.

Signature	Title	Date

/s/ William L. Jews	Chairman of the Board	August 8, 2011
William L. Jews

/s/ Roland A. Hernandez	Director	August 8, 2011
Roland A. Hernandez

/s/ Ned Mansour	Director	August 8, 2011
Ned Mansour

/s/ Robert E. Mellor	Director	August 8, 2011
Robert E. Mellor

/s/ Norman J. Metcalfe	Director	August 8, 2011
Norman J. Metcalfe

/s/ Larry T. Nicholson	Director	August 8, 2011
Larry T. Nicholson

/s/ Charlotte St. Martin	Director	August 8, 2011
Charlotte St. Martin

/s/ Robert G. van Schoonenberg	Director	August 8, 2011
Robert G. van Schoonenberg